PROMISSORY NOTE

$10,000	September 1, 2009
Las Vegas, Nevada

Omega Water Corp., a Nevada corporation (“Maker”), hereby promises to pay to the order of Lee A. Giannopoulos (“Holder”) the sum of Ten Thousand Dollars ($10,000) together with interest thereon at the rate of twelve percent (12%) per annum on any unpaid balance, upon demand by Holder. Alternatively, at its sole discretion, the Holder may elect, at any time, to convert all, or a portion, of this debt together with any interest thereon into shares of common stock of the Maker at a rate of $0.10 per share.   If not paid or converted at the demand of Holder or its assigns, all principal shall become immediately due and payable.  Maker shall pay upon demand any and all expenses, including reasonable attorney fees, incurred or paid by Holder of this Note without suit or action in attempting to collect funds due under this Note.  In the event an action is instituted to enforce or interpret any of the terms of this Note including but not limited to any action or participation by Maker in, or in connection with, a case or proceeding under the Bankruptcy Code or any successor statute, the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial and on appeal or review, whether or not taxable as costs, including, without limitation, attorney fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

This Note shall be governed by and construed in accordance with the laws of the state of Nevada without regard to conflict of law principles.

OMEGA WATER CORP.

By:	/s/ Aris Giannopoulos
Name: Aris Giannopoulos
Title: President and Chief Executive Officer